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                                                                     [FINA LOGO]

            FINA ANNOUNCES SECOND QUARTER, FIRST HALF 1998 EARNINGS


         DALLAS (July 28, 1998) FINA, Inc. today reported second quarter net earnings of $33.1 million, or $1.06 per share, after a non-cash LIFO inventory write-down of $12.1 million after tax, due to the drop in crude oil and refined and chemical product prices, and asset sales gains of $6.7 million after tax. 1997 second quarter earnings were $40.0 million. Excluding one-time unusual items, second quarter earnings were essentially unchanged from the prior year. Sales and other operating revenues of $1.0 billion were also essentially unchanged from the same period last year, with lower prices generally offset by higher volumes.
         Net earnings for the first half of 1998 were $43.1 million, or $1.38 per share, after a non-cash LIFO inventory write-down of $38.8 million and asset sales gains of $20.7 million, both after tax, compared to 1997 first half earnings of $79.2 million. Excluding one-time unusual items, first half earnings were down 16% from the prior year with reduced Upstream profits reflecting lower crude and natural gas prices. Sales and other operating revenues decreased slightly to $2.0 billion with lower prices in all lines of business partially offset by higher volumes.

         Commenting on the results, FINA President and Chief Executive Officer, Ron W. Haddock, said, "Second quarter and first half results included significant non-cash LIFO

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inventory write-downs which detracted from strong operations and the successful sale of selected non-strategic assets."

         Operating cash flow, excluding changes in working capital, LIFO inventory effects, and proceeds from asset sales and environmental insurance recovery, totaled $117.5 million in the second quarter and $211.4 million for the first half of 1998, down 2% and 7%, respectively, from the same periods last year.

         Capital expenditures for the first half increased to $157.2 million, compared to $100.4 million in the same period last year, due largely to the two Chemicals expansion projects at the La Porte, Texas Polypropylene Plant and the Bayport, Texas Polyethylene Plant, and to the FINA Holly Pipeline project.

         Cash dividends in the first half of 1998 increased to $50.0 million, compared to $46.8 million in the first half of 1997, reflecting quarterly dividends of $0.80 per share.

         Total debt at the end of the first half was $789.1 million, with a total debt to total capital ratio of 38% compared to 37% at the same time last year, reflecting the larger capital expansion program mostly offset by the on-going debt management program.

         On August 5, 1998, FINA, Inc. will hold a special meeting of shareholders to vote on the proposed merger with PetroFina S.A. PetroFina S.A., located in Brussels, Belgium, owns 100% of Petrofina Delaware, Incorporated, which owns approximately 85% of FINA, Inc. common stock. When the merger is approved by FINA, Inc. shareholders, FINA will become an indirect, wholly-owned subsidiary of PetroFina S.A.

UPSTREAM

         Earnings before interest and income taxes (EBIT) were $19.3 million in the second quarter of 1998 including asset sales gains of $9.2 million before tax, an increase of $15.2


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million from second quarter 1997.  Excluding one-time unusual items, earnings were up over 300% from the prior year.

      For the first half of 1998, Upstream EBIT was $47.3 million including asset sales gains of $28.9 million before tax, up $7.7 million from the same period last year. Excluding one-time unusual items, earnings were down 43% from the prior year due to lower crude oil and natural gas prices and lower natural gas production.

      The sale of non-strategic onshore properties and 50% of our interest in undeveloped Gulf of Mexico properties, in addition to increasing earnings and cash flow will also significantly reduce administrative overhead costs as the program continues during the second half of the year. Successful drilling activity, including a significant natural gas discovery in South Texas, and lower Exploration expenses also contributed to earnings in the first half of 1998. These factors were partially offset by a 35% decrease in crude oil wellhead prices and a 7% decrease in natural gas wellhead prices, compared to the first half of 1997.


DOWNSTREAM

      Downstream EBIT was $20.2 million in the second quarter, after a non-cash LIFO inventory write-down of $9.3 million and an asset sales gain of $1.7 million, both before tax. Excluding one-time unusual items, earnings were 9% below the same period last year, reflecting lower industry refining margins and lower wholesale marketing margins.

      For the first half of 1998, Downstream EBIT was $21.3 million, after a $15.1 million LIFO inventory write-down and an asset sales gain of $1.7 million, both before tax. Excluding one-time unusual items, earnings were up 17% from the same period last year, reflecting higher industry refining margins and good operations.


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      The Big Spring Refinery throughput increased significantly in the second quarter following successful Crude Unit upgrades. In addition, the FINA-Holly Pipeline project, which will increase product outlets for the Refinery in West Texas, New Mexico and Arizona, is progressing well and is scheduled for start up in August.

      FINA is finalizing its partnership with BASF to build the world's largest stream cracker at the Port Arthur Refinery following approval of the project by the Boards of Directors of both PetroFina and BASF in May. Construction is expected to begin in the fourth quarter.


CHEMICALS

      Chemicals EBIT for the second quarter was $29.3 million, after a non-cash LIFO inventory write-down of $9.3 million before tax. Excluding one-time unusual items, earnings were down 2% from the same period last year.

      For the first half of the year,EBIT was $27.6 million, after a non-cash LIFO inventory write-down of $44.6 million before tax. Excluding one-time unusual items, earnings were down 4% from the same period last year with an 8% decline in average margins only partially offset by a 3% increase in sales volumes.

      The two major Chemicals expansion projects are progressing well. Capacity at the La Porte, Texas, Polypropylene Plant, already the world's largest, will be increased to 2.15 billion pounds per year, while the Bayport, Texas, Polyethylene Plant will double in size to 850 million pounds per year. Start-up of these expansions is anticipated in the fourth quarter. A third expansion project at the Propylene Splitter at Mont Belvieu, Texas, of which FINA owns a 33% interest, is also progressing well and is scheduled to start up in mid-August.

      An unaudited summary of the Company's financial results by business segment, and a comparison to last year, follows:


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                                   FINA, INC.
                          COMPANY'S UNAUDITED RESULTS
                (THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)


                                                                       SECOND QUARTER                        SIX MONTHS
                                                               ------------------------------      ------------------------------
                                                                   1998              1997              1998              1997
NET REVENUE
     Upstream                                                  $    281,414      $    153,272      $    618,198      $    370,334
     Downstream                                                     510,581           611,307           958,914         1,222,157
     Chemicals                                                      227,175           269,933           460,174           556,047
     Other                                                               28                46                71                88
                                                               ------------      ------------      ------------      ------------
         Total Net Revenue                                     $  1,019,198      $  1,034,558      $  2,037,357      $  2,148,626
                                                               ============      ============      ============      ============

EARNINGS
     Upstream                                                  $     19,276      $      4,091      $     47,313      $     39,578
     Downstream                                                      20,191            29,820            21,318            31,827
     Chemicals                                                       29,288            40,575            27,607            75,649
     Corporate/Financing                                            (17,679)          (14,383)          (29,777)          (28,467)
     Income Tax                                                     (17,961)          (20,080)          (23,324)          (39,414)
                                                               ------------      ------------      ------------      ------------
         Total Net Earnings*                                   $     33,115      $     40,023      $     43,137      $     79,173
                                                               ============      ============      ============      ============

         Net Earnings Per Share                                $       1.06      $       1.28      $       1.38      $       2.54
         Average Shares Outstanding                              31,245,022        31,217,372        31,236,715        31,217,029

CAPITAL EXPENDITURES
     Upstream                                                  $     21,764      $     28,465      $     35,666      $     45,266
     Downstream                                                      17,706            14,838            24,794            16,733
     Chemicals                                                       70,232            12,671            90,301            20,525
     Other                                                            1,398             2,144             2,671             3,095
                                                               ------------      ------------      ------------      ------------
         Total Capital Expenditures                            $    111,100      $     58,118      $    153,432      $     85,619
                                                               ============      ============      ============      ============
     Exploratory Expenditures                                         1,940            10,484             3,811            14,780
         Total                                                 $    113,040      $     68,602      $    157,243      $    100,399

OPERATING STATISTICS
     Upstream
         Crude Oil Production - Mb/d                                    9.9              10.3              10.1              10.3
         Natural Gas Production - MMcf/d                                184               183               182               186
         Natural Gas Sales - MMcf/d                                   1,237               673             1,329               700
         Average Wellhead Oil Price/bbl                        $      11.24      $      17.07      $      12.12      $      18.71
         Average Natural Gas Sales Price/Mcf                   $       2.43      $       2.29      $       2.51      $       2.71

     Downstream
         Refinery Throughput - Mb/d                                   235.4             229.0             228.8             230.6

     Chemicals
         Total Chemical Sales Volumes - MMlb                        1,059.9           1,009.2           2,073.4           2,009.6


* BREAKDOWN OF TOTAL NET EARNINGS EXCLUDING UNUSUAL ITEMS:
     Total Net Earnings                                        $     33,115      $     40,023      $     43,137      $     79,173
         Add Back LIFO Inventory Write-Down                          12,143              (157)           38,820            (1,557)
         Less Asset Sales Gains                                      (6,700)           (1,284)          (20,709)           (4,843)
                                                               ------------      ------------      ------------      ------------
            Total Net Earnings Excl. Un. Items                 $     38,558      $     38,582      $     61,248      $     72,773
                                                               ============      ============      ============      ============


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